Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No.333-90158) on Form S-8 of our report dated June 27, 2014 appearing in the annual report on Form 11-K of Camco Financial & Subsidiaries Salary Savings Plan as of December 31, 2013 and 2012 and for the years ended December 31, 2013 and 2012.

/s/ Plante & Moran, PLLC

Auburn Hills, Michigan
June 27, 2014